MEDIA CONTACT: Donna Weaver, VP Corp. Comm.,212.329.8072, or donna.weaver@kellwood.com.	FINANCIAL CONTACT: Sam Duggan, VP Treasury Services, 314.576.8580, or sam.duggan@kellwood.com. W. Lee Capps III, Chief Operating Officer & CFO, 314.576.3486, or wlc@kellwood.com.

KELLWOOD REPORTS IMPROVED FOURTH QUARTER RESULTS

First Quarter and Fiscal 2007 Guidance Provided

Regular Quarterly Dividend Declared

ST. LOUIS, MO., March 16, 2007 – Kellwood Company [NYSE:KWD] today reported results for the fourth quarter and fiscal year ended February 3, 2007, according to Robert C. Skinner, Jr., chairman, president and chief executive officer. The Company noted that fiscal 2006 represents a 53-week year with the additional week occurring in the fourth quarter and compares to a 52-week year in fiscal 2005.

Fourth Quarter

Net sales totaled $491.9 million, as compared to $446.5 million in the fourth quarter last year. Net earnings from continuing operations were $6.5 million, or $0.25 per diluted share, versus $4.1 million, or $0.16 per diluted share, last year. Included in net earnings from continuing operations for the current quarter were restructuring and other non-recurring charges of $4.9 million (after tax), or $0.19 per diluted share versus $2.1 million (after tax), or $0.08 per diluted share, last year associated with the Company’s previously announced strategic restructuring initiatives. The Company has completed the previously announced restructuring initiatives.

Total net earnings were $7.0 million, or $0.27 per diluted share, versus $12.5 million, or $0.49 per diluted share, in the fourth quarter last year. Included in total net earnings for the fourth quarter were net earnings from discontinued operations of $0.4 million, or $0.02 per diluted share, versus $8.4 million, or $0.33 per diluted share, last year.

On an ongoing basis (continuing operations excluding the restructuring and other non-recurring charges), net sales were $491.9 million as compared to $446.5 million in the fourth quarter last year. Net earnings were $11.4 million, or $0.44 per diluted share, compared to $6.2 million, or $0.24 per share – an 83% increase in diluted earnings per share. Included in net earnings for the 2006 quarter were $0.5 million before tax, $0.3 million after tax, or $0.01 per diluted share, of stock option expense related to the adoption of FAS 123R “Share-Based Payment”, a new accounting pronouncement requiring the expensing of stock-based compensation.

The Company achieved a 10% rise in net sales driven by broad based organic sales growth across all business segments and the acquisition of Vince®. An increase in gross profit as a percent of net sales combined with the improvement in net sales enabled net earnings and earnings per share on an ongoing basis to exceed last year despite higher selling, general and administrative costs. Gross profit as a percentage of net sales rose by 170 basis points from last year to 21.2%, primarily due to improved performance at retail by many of the Company’s brands, which resulted in lower markdowns. Selling, general and administrative costs increased, among other reasons, due to the addition of 18 new retail stores, the acquisition of Vince, higher marketing spend and activities to fund the Company’s strategic initiatives. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) as a percent of net sales rose by 150 basis points from last year to 5.1%.

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PAGE TWO

“The fourth quarter marks the third consecutive quarter of year-to-year improvement in gross margin and better bottom line profitability,” stated Mr. Skinner. “This demonstrates that our efforts to revitalize our core brands, increase our penetration of brands serving the better market and improve business processes are gaining traction with the consumer and producing tangible results for Kellwood. As we begin fiscal 2007, we remain focused on continuing to position our brands for sustainable growth. While encouraged by the consumer response to Sag Harbor® women’s sportswear and Calvin Klein women’s better sportswear lines, we are not yet satisfied and expect our upcoming offerings to translate into continued improvements in our business performance in the future.”

Additionally, during the fourth quarter the Company:

▪	Completed the acquisition of Vince, a premier contemporary women’s sportswear collection;
▪	Acquired HOLLYWOULD®, a small lavish, upscale line of shoes, apparel and accessories with high growth potential;
▪	Extended its XOXO® license for contemporary sportswear and dresses;
▪	Launched O Oscar, an Oscar de la Renta Company, as a better women’s sportswear collection exclusively at Macy’s; and,
▪	Established a corporate marketing function to unify and intensify our consumer research and advertising initiatives.

Fourth Quarter Business Segment Review From Ongoing Operations

Women’s Sportswear

Women’s Sportswear net sales increased 9% to $273.3 million in the fourth quarter of 2006. Organic sales growth was realized from Briggs New York®, Calvin Klein women’s better sportswear, My Michelle® and XOXO junior and girls businesses and private brands as well as growth from the acquisition of Vince. Organic sales growth more than compensated for reduced Fall open-to-buy for some of the Company’s legacy brands and lower volume resulting from retail consolidations. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) grew $5.9 million to $18.7 million. Operating earnings as a percent of net sales rose to 6.8% from 5.1% last year. This rise in operating earnings as a percentage of net sales is principally due to improved performance of our brands at retail including Sag Harbor women’s sportswear and Calvin Klein women’s better sportswear, and resulted in lower markdowns compared to last year.

Men’s Sportswear

Net sales of Men’s Sportswear increased 13% to $134.1 million during the 2006 fourth quarter with growth being achieved across Smart Shirts branded and private label businesses and Phat Fashions licensing business. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) during the fourth quarter rose $2.6 million to $8.6 million. Operating earnings as a percent of net sales improved to 6.4% from 5.1% last year largely due to the strong performance of Phat Fashions’ Baby Phat® brand.

Other Soft Goods

Other Soft Goods continued to produce excellent results in the fourth quarter of 2006 achieving a 9% increase in net sales to $84.5 million. Growth was realized across both the children’s and recreation product categories. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) grew 7% to $9.4 million in the fourth quarter of 2006. Operating earnings as a percentage of net sales was relatively flat with last year at 11.1%.

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Fiscal Year

Net sales for fiscal 2006 totaled $1.962 billion, flat with last year. Net earnings from continuing operations for fiscal 2006 were $21.1 million, or $0.82 per diluted share, versus $18.8 million, or $0.69 per diluted share, last year. Included in net earnings from continuing operations for fiscal 2006 were restructuring and other non-recurring charges of $21.4 million (after tax), or $0.83 per diluted share versus $35.5 million (after tax), or $1.31 per diluted share last year, associated with the Company’s previously announced strategic restructuring initiatives. Partially offsetting these fiscal 2005 charges was a one-time tax benefit for the repatriation of foreign earnings of $13.0 million, or $0.48 per diluted share.

Total net earnings for fiscal 2006 were $31.4 million, or $1.21 per diluted share, versus a net loss of $38.4 million, or $1.42 per diluted share, last year. Included in total net earnings for fiscal 2006 were net earnings from discontinued operations of $10.3 million, or $0.40 per diluted share, versus a net loss of $57.2 million, or $2.11 per diluted share, last year. Results of discontinued operations in fiscal 2006 include a $6.3 million reversal of an allowance for tax exposures no longer deemed necessary.

For fiscal 2006, on an ongoing basis (continuing operations excluding the restructuring and other non-recurring charges), net sales were $1.962 billion as compared to $1.965 billion last year. Net earnings were $42.5 million, or $1.64 per diluted share, compared to $41.3 million, or $1.52 per share last year. Included in the net earnings for fiscal 2006 is $4.3 million before tax, $2.8 million after tax, or $0.11 per diluted share, of stock option expense related to the adoption of FAS 123R “Share-Based Payment”.

Net earnings and earnings per share on an ongoing basis for fiscal 2006 were above last year principally due to higher interest income and fewer shares outstanding partially offset by stock option expense. Gross margin for the current fiscal year was slightly better than the prior year while selling, general and administrative expenses were essentially flat. The Company’s effective tax rate was 32.2% for the current fiscal year versus 31.2% for last year.

Quarterly Dividend

The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable April 6, 2007 to shareholders of record March 26, 2007.

Guidance

Mr. Skinner stated, “Overall, our results for the fiscal year reflect the success from the ongoing implementation of our five year corporate strategy to reinvigorate our core moderate business, expand into higher profile, better and above price point brands, connect more directly with consumers and utilize our operating infrastructure more efficiently to fund our growth. To that end, during fiscal 2006, we expanded our portfolio of higher profile better plus price point brands with the acquisition of Vince and HOLLYWOULD and relaunched O Oscar this Spring exclusively at Macy’s while extending our XOXO license. In addition, we intensified our marketing efforts, which included the successful Christie Brinkley advertising campaign for Sag Harbor. With added talent, we also improved the performance of our Calvin Klein women’s better sportswear brand, extended that license and obtained the license for ck Calvin Klein women’s bridge sportswear. We continue to refine and improve our merchandising and marketing plans and have confidence that the ongoing execution of our strategies will position our portfolio of brands for sustained growth in sales and profits.”

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First Quarter

For the first quarter of fiscal 2007, the Company expects net sales of approximately $490 million to $500 million, as compared to actual net sales from ongoing operations of $493.8 million in the first quarter of last year. Net sales of Women’s Sportswear are expected to be flat at $280 million while net sales of Men’s Sportswear are expected to be slightly lower than last year at $130 million. Net sales of Other Soft Goods are anticipated to be higher at $85 million.

Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) from ongoing operations in the first quarter are forecasted to range from $15 million to $16 million versus $14.3 million last year. Net earnings from ongoing operations in the first quarter of fiscal 2007 are estimated to be approximately $5 million to $5.5 million, or $0.19 to $0.21 per diluted share. This compares to net earnings from ongoing operations of $3.9 million, or $0.15 per share, in the first quarter of 2006.

Total Year

For the fiscal 2007 year, the Company expects net sales from ongoing operations to range from $2.0 billion to $2.025 billion. This compares to actual net sales from ongoing operations of $1.962 billion in fiscal 2006. Net sales are expected to be higher for all three business segments with Women’s Sportswear approximating $1.145 billion, Men’s Sportswear approximating $530 million and Other Soft Goods approximating $335 million.

On an ongoing basis, the Company expects that operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and restructuring and other non-recurring charges) will approximate $100 million to $105 million versus $91.9 million last year. Net earnings for fiscal 2007 from ongoing operations are forecasted to range from $47 million to $49 million versus $42.5 million last year. Also on an ongoing basis, fiscal 2007 diluted earnings per share are estimated in the range of approximately $1.80 to $1.89 per diluted share. This compares to actual earnings per diluted share of $1.64 in fiscal 2006.

Conference Call Information

The Company will conduct a conference call Friday, March 16, 2007 at 7:30 a.m. CT. If you wish to participate, you may do so by dialing 800-632-2989 or 973-935-8758 (toll/international). This call will be webcast to the general public and can be accessed via Kellwood’s website at www.kellwood.com.

Kellwood (NYSE:KWD), a $2.0 billion marketer of apparel and consumer soft goods, specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. For more information, visit www.kellwood.com.

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Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "will", "estimate", "project", "forecast", "planned", "should", "anticipate" and similar expressions may identify forward-looking statements. These forward-looking statements represent the Company's expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. These risks include, without limitation: intense competition in the apparel industry on many fronts; failing to continually anticipate fashion trends and consumer tastes; uncertainties regarding consumer confidence and spending patterns; concentration of our customers; consolidation and change in the retail industry; loss of key personnel; impact of the extent of foreign sourcing and manufacturing; continued value of licensed brands; ability to generate sufficient sales to offset the minimum royalty payments we must pay with respect to these products; inability to protect our intellectual property rights; fluctuations in the price, availability and quality of raw materials; reliance on independent manufacturers and availability of suitable acquisition candidates and integrating them into our existing business. These risks are more fully described in the Company's periodic filings with the SEC. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statements.

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PAGE SIX

KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	1/28/2006	2/3/2007	1/28/2006	2/3/2007
Net sales	$ 446,476	$ 491,928	$ 1,962,039	$ 1,961,750
Cost of products sold	359,559	387,464	1,559,453	1,547,242
Gross profit	86,917	104,464	402,586	414,508
Selling, general and administrative expenses	71,196	79,357	318,010	322,586
Stock option expense	-	468	-	4,345
Amortization of intangible assets	2,543	3,243	10,685	10,935
Impairment, restructuring and other non-recurring charges	2,373	7,675	42,341	33,632
Interest expense, net	4,865	4,198	23,241	15,676
Other (income) and expense, net	(420)	193	(1,302)	(1,743)
Earnings before income taxes	6,360	9,330	9,611	29,077
Income taxes	2,270	2,792	(9,145)	7,994
Net earnings from continuing operations	4,090	6,538	18,756	21,083
Net earnings (loss) from discontinued operations	8,423	429	(57,169)	10,319
Net earnings (loss)	$ 12,513	$ 6,967	$ (38,413)	$ 31,402

Weighted average shares outstanding:

Basic	25,648	25,787	26,986	25,709

Diluted	25,702	25,991	27,094	25,866

Earnings (loss) per share:
Basic:
Continuing operations	$ 0.16	$ 0.25	$ 0.70	$ 0.82
Discontinued operations	0.33	0.02	(2.12)	0.40
Net earnings (loss)	$ 0.49	$ 0.27	$ (1.42)	$ 1.22

Diluted:
Continuing operations	$ 0.16	$ 0.25	$ 0.69	$ 0.82
Discontinued operations	0.33	0.02	(2.11)	0.40
Net earnings (loss)	$ 0.49	$ 0.27	$ (1.42)	$ 1.21

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KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	1/28/2006	2/3/2007
ASSETS
Current assets:
Cash and cash equivalents	$ 406,706	$ 341,072
Receivables, net	278,270	302,533
Inventories	219,639	244,386
Current deferred taxes and prepaid expenses	45,976	55,935
Current assets of discontinued operations	90,211	28,636
Total current assets	1,040,802	972,562

Property, plant and equipment, net	78,174	75,997
Intangible assets, net	160,027	202,704
Goodwill	200,837	228,168
Other assets	26,506	30,709
Long-term assets of discontinued operations	5,798	4,436
Total assets	$ 1,512,144	$ 1,514,576

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$ 16,349	$ 19,556
Accounts payable	160,769	172,576
Accrued salaries and employee benefits	39,873	37,061
Other accrued expenses	93,849	78,643
Current liabilities of discontinued operations	43,584	22,274
Total current liabilities	354,424	330,110

Long-term debt	492,028	486,627
Deferred income taxes and other	56,325	62,366
Long-term liabilities of discontinued operations	-	347
Stockholders' equity	609,367	635,126
Total liabilities and stockholders’ equity	$ 1,512,144	$ 1,514,576

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PAGE EIGHT

KELLWOOD COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Twelve Months Ended
	1/28/2006	2/3/2007
OPERATING ACTIVITIES
Net (loss) earnings	$ (38,413)	$ 31,402

Add/(deduct) items not affecting operating cash flows:
Depreciation and amortization	39,869	36,957
Stock-based compensation expense	-	4,345
Deferred income taxes and other	(25,672)	2,377
Incremental tax benefits from stock options exercised	-	(326)
Non-cash adjustments related to impairment, restructuring and other non-recurring charges	86,017	20,177

Changes in working capital components:
Receivables, net	55,905	17,024
Inventories	77,504	(17,835)
Prepaid expenses	(2,703)	(4,670)
Accounts payable and accrued expenses	(3,332)	(7,772)
Payment of liabilities associated with the 2005 Restructuring Plan	(12,330)	(28,082)
Current deferred and accrued income taxes	40,985	13,496
Net cash provided by operating activities	217,830	67,093

INVESTING ACTIVITIES
Additions to property, plant and equipment	(19,583)	(22,922)
Acquisitions	(12,177)	(94,500)
Receipts for note receivable	2,750	2,750
Dispositions of fixed assets	782	455
Net cash used in investing activities	(28,228)	(114,217)

FINANCING ACTIVITIES
Borrowings of notes payable	13,565	97,952
Payments of notes payable	-	(97,517)
Borrowings of long-term debt	25,000	-
Payments of long-term debt	-	(2,778)
Decrease in bank overdraft	(2,203)	(5,542)
Dividends paid	(17,361)	(16,453)
Stock purchases under Stock Repurchase Program	(55,430)	(5,006)
Stock transactions under incentive plans	4,142	10,508
Incremental tax benefits from stock options exercised	-	326
Net cash used in financing activities	(32,287)	(18,510)
Net change in cash and cash equivalents	157,315	(65,634)
Cash and cash equivalents, beginning of period	249,391	406,706
Cash and cash equivalents, end of period	$ 406,706	$ 341,072

Supplemental cash flow information:
Interest paid	$ 30,957	$ 34,085
Income taxes (refunded) paid, net	$ (16,399)	$ 942

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PAGE NINE

Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted earnings and earnings per share information for its fourth quarter and full year fiscal 2005 results, its first quarter, fourth quarter and full year 2006 results and first quarter and full year 2007 guidance in this release, in addition to providing financial results in accordance with GAAP. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding items that the Company believes are not indicative of the Company’s core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. (Amounts in thousands, except per share data.)

Fourth Quarter:
Detailed Results for FY 2006
	2006
	Total	Restructuring	Discontinued Operations	Ongoing Operations
Net sales	$ 491,928	$ -	$ -	$ 491,928
Cost of products sold	387,464	-	-	387,464
Gross profit	104,464	-	-	104,464
Selling, general and administrative expenses	79,357	-	-	79,357
Operating earnings before stock option expense, amortization and restructuring and other non-recurring charges	25,107	-	-	25,107
Stock option expense	468	-	-	468
Amortization of intangible assets	3,243	-	-	3,243
Restructuring and other non-recurring charges	7,675	(7,675)	-	-
Operating earnings	13,721	7,675	-	21,396
Interest expense, net	4,198	-	-	4,198
Other (income), net	193	-	-	193
Earnings before income taxes	9,330	7,675	-	17,005
Income taxes	2,792	2,786	-	5,578
Net earnings from continuing operations	6,538	4,889	-	11,427
Net earnings from discontinued operations	429	255	(684)	-
Net earnings	$ 6,967	$ 5,144	$ (684)	$ 11,427

Diluted EPS:
Continuing operations	$ 0.25	$ 0.19	$ -	$ 0.44
Discontinued operations	0.02	0.01	(0.03)	-
Net earnings	$ 0.27	$ 0.20	$ (0.03)	$ 0.44

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Fourth Quarter:
Detailed Results for FY 2005
	2005
	Total	Restructuring	Discontinued Operations	Ongoing Operations
Net sales	$ 446,476	$ -	$ -	$ 446,476
Cost of products sold	359,559	(332)	-	359,227
Gross profit	86,917	332	-	87,249
Selling, general and administrative expenses	71,196	-	-	71,196
Operating earnings before stock option expense, amortization and restructuring and other non-recurring charges	15,721	332	-	16,053
Stock option expense	-	-	-	-
Amortization of intangible assets	2,543	-	-	2,543
Restructuring and other non-recurring charges	2,373	(2,373)	-	-
Operating earnings	10,805	2,705	-	13,510
Interest expense, net	4,865	-	-	4,865
Other (income), net	(420)	-	-	(420)
Earnings before income taxes	6,360	2,705	-	9,065
Income taxes	2,270	558	-	2,828
Net earnings from continuing operations	4,090	2,147	-	6,237
Net earnings from discontinued operations	8,423	(8,727)	304	-
Net earnings	$ 12,513	$ (6,580)	$ 304	$ 6,237

Diluted EPS:
Continuing operations	$ 0.16	$ 0.08	$ -	$ 0.24
Discontinued operations	0.33	(0.34)	0.01	-
Net earnings	$ 0.49	$ (0.26)	$ 0.01	$ 0.24

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Full Year:
Detailed Results for FY 2006
	2006
	Total	Repatriation	Restructuring	Discontinued Operations	Ongoing Operations
Net sales	$ 1,961,750	$ -	$ -	$ -	$ 1,961,750
Cost of products sold	1,547,242	-	-	-	1,547,242
Gross profit	414,508	-	-		414,508
Selling, general and administrative expenses	322,586	-	-	-	322,586
Operating earnings before stock option expense, amortization and restructuring and other non-recurring charges	91,922	-	-	-	91,922
Stock option expense	4,345	-	-	-	4,345
Amortization of intangible assets	10,935	-	-	-	10,935
Restructuring and other non-recurring charges	33,632	-	(33,632)	-	-
Operating earnings	43,010	-	33,632	-	76,642
Interest expense, net	15,676	-	-	-	15,676
Other (income), net	(1,743)	-	-	-	(1,743)
Earnings before income taxes	29,077	-	33,632	-	62,709
Income taxes	7,994	-	12,209	-	20,203
Net earnings from continuing operations	21,083	-	21,423	-	42,506
Net earnings from discontinued operations	10,319	-	(1,180)	(9,139)	-
Net earnings	$ 31,402	$ -	$ 20,243	$ (9,139)	$ 42,506

Diluted EPS:
Continuing operations	$ 0.82	$ -	$ 0.83	$ -	$ 1.64
Discontinued operations	0.40	-	(0.05)	(0.35)	-
Net earnings	$ 1.21	$ -	$ 0.78	$ (0.35)	$ 1.64

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Full Year:
Detailed Results for FY 2005
	2005
	Total	Repatriation	Restructuring	Discontinued Operations	Ongoing Operations
Net sales	$ 1,962,039	$ -	$ 2,450	$ -	$ 1,964,489
Cost of products sold	1,559,453	-	(5,575)	-	1,553,878
Gross profit	402,586	-	8,025	-	410,611
Selling, general and administrative expenses	318,010	-	-	-	318,010
Operating earnings before stock option expense, amortization and impairment, restructuring and other non-recurring charges	84,576	-	8,025	-	92,601
Stock option expense	-	-	-	-	-
Amortization of intangible assets	10,685	-	-	-	10,685
Impairment, restructuring and other non-recurring charges	42,341	-	(42,341)	-	-
Operating earnings	31,550	-	50,366	-	81,916
Interest expense, net	23,241	-	-	-	23,241
Other (income), net	(1,302)	-	-	-	(1,302)
Earnings before income taxes	9,611	-	50,366	-	59,977
Income taxes	(9,145)	13,000	14,858	-	18,713
Net earnings from continuing operations	18,756	(13,000)	35,508	-	41,264
Net earnings from discontinued operations	(57,169)	-	50,508	6,661	-
Net earnings	$ (38,413)	$ (13,000)	$ 86,016	$ 6,661	$ 41,264

Diluted EPS:
Continuing operations	$ 0.69	$ (0.48)	$ 1.31	$ -	$ 1.52
Discontinued operations	(2.11)	-	1.86	0.25	-
Net earnings	$ (1.42)	$ (0.48)	$ 3.17	$ 0.25	$ 1.52

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Segment Results

The following tables summarize segment net sales and earnings for the three and twelve month periods ended January 28, 2006, for Kellwood’s ongoing operations, the non-recurring charges and continuing operations. The non-GAAP segment net sales and earnings for the ongoing operations are provided separately from non-recurring charges to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding items that the Company believes are not indicative of the Company’s core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. Segment net sales and earnings for the three and twelve month periods ended February 3, 2007 do not include restructuring and other non-recurring charges; therefore, ongoing and continuing operations are the same, and no reconciliation is necessary. (Amounts in thousands, except per share data).

	Three Months Ended January 28, 2006			Twelve Months Ended January 28, 2006
	Total Continuing	Restructuring	Ongoing Operations	Total Continuing	Restructuring	Ongoing Operations
Net sales:
Women’s Sportswear	$ 250,272	$ -	$ 250,272	$ 1,144,607	$ 2,400	$ 1,147,007
Men’s Sportswear	118,432	-	118,432	498,061	-	498,061
Other Soft Goods	77,771	-	77,771	319,371	50	319,421
Total net sales	$ 446,476	$ -	$ 446,476	$ 1,962,039	$ 2,450	$ 1,964,489

	Three Months Ended January 28, 2006			Twelve Months Ended January 28, 2006
	Total Continuing	Restructuring	Ongoing Operations	Total Continuing	Restructuring	Ongoing Operations
Segment earnings:
Women’s Sportswear	$ 12,855	$ (52)	$ 12,803	$ 54,814	$ 7,562	$ 62,376
Men’s Sportswear	6,095	-	6,095	43,262	-	43,262
Other Soft Goods	8,417	384	8,801	31,205	463	31,668
General Corporate	(11,646)	-	(11,646)	(44,705)	-	(44,705)
Total segments	$ 15,721	$ 332	$ 16,053	$ 84,576	$ 8,025	$ 92,601

	Three Months Ended		Twelve Months Ended
	1/28/2006	2/3/2007	1/28/2006	2/3/2007
Net sales:
Women’s Sportswear	$ 250,272	$ 273,339	$ 1,147,007	$ 1,107,572
Men’s Sportswear	118,432	134,090	498,061	525,005
Other Soft Goods	77,771	84,500	319,421	329,174
Total net sales	$ 446,476	$ 491,928	$ 1,964,489	$ 1,961,750

Segment earnings (loss):
Women’s Sportswear	$ 12,803	$ 18,655	$ 62,376	$ 68,421
Men’s Sportswear	6,095	8,647	43,262	38,297
Other Soft Goods	8,801	9,404	31,668	35,085
General Corporate	(11,646)	(11,599)	(44,705)	(49,881)
Total segments	$ 16,053	$ 25,107	$ 92,601	$ 91,922

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PAGE FOURTEEN

The following tables summarize net sales, operating earnings, net earnings and diluted earnings per share from Kellwood’s ongoing operations, stock option expense, amortization of intangible assets and the non-recurring charges included in continuing operations (amounts in thousands, except per share data). See the last page of the release for footnotes (1) and (2) to the tables.

Guidance

First Quarter:

Current Guidance for FY 2007 at the Mid-Point of the Range
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Restructuring	Ongoing Operations
Net sales	$ 495,000	$ -	$ -	$ -	$ 495,000
Operating earnings(1)	$ 12,200	$ 300	$ 3,000	$ -	$ 15,500
Net earnings from continuing operations	$ 5,250	$ -	$ -	$ -	$ 5,250
Diluted earnings per share from continuing operations	0.20	$ -	$ -	$ -	$ 0.20

Summary of Results for FY 2006
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Restructuring	Ongoing Operations
Net sales	$ 493,777	$ -	$ -	$ -	$ 493,777
Operating earnings(1)	$ 4,453	$ 2,941	$ 2,481	$ 4,406	$ 14,281
Net earnings from continuing operations	$ 1,077	$ -	$ -	$ 2,860	$ 3,937
Diluted earnings per share from continuing operations	$ 0.04	$ -	$ -	$ 0.11	$ 0.15

Fiscal Year:

Current Guidance for FY 2007 at the Mid-Point of the Range
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Restructuring	Ongoing Operations
Net sales	$ 2,012,500	$ -	$ -	$ -	$ 2,012,500
Operating earnings(1)	$ 88,100	$ 1,400	$ 13,000	$ -	$ 102,500
Net earnings from continuing operations	$ 48,000	$ -	$ -	$ -	$ 48,000
Diluted earnings per share from continuing operations	$ 1.84	$ -	$ -	$ -	$ 1.84

Summary of Results for FY 2006
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Restructuring	Ongoing Operations
Net sales	$ 1,961,750	$ -	$ -	$ -	$ 1,961,750
Operating earnings(1)	$ 43,010	$ 4,345	$ 10,935	$ 33,632	$ 91,922
Net earnings from continuing operations	$ 21,083	$ -	$ -	$ 21,423	$ 42,506
Diluted earnings per share from continuing operations	$ 0.82	$ -	$ -	$ 0.83	$ 1.64

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PAGE FIFTEEN

(1) Operating earnings for the operations of ongoing operations is a non-GAAP measure that differs from GAAP operating earnings in that it excludes stock option expense, amortization of intangible assets and restructuring and other non-recurring charges. Operating earnings for the ongoing operations should not be considered as an alternative to GAAP operating earnings. Operating earnings before stock option expense, amortization and restructuring and other non-recurring charges is the primary measure used by management to evaluate the Company’s performance, as well as the performance of the Company’s divisions and segments. Management believes the comparison of operating earnings before stock option expense, amortization and restructuring and other non-recurring charges between periods is useful in showing the interaction of changes in sales, gross profit and selling, general and administrative expenses. Operating earnings before stock option expense, amortization and restructuring and other non-recurring charges may not be comparable to any similarly titled measure used by another company.

(2) Stock option expense and amortization of intangible assets is not included in operating earnings for the ongoing operations; however, it is included in net earnings. See footnote (1) for further discussions of the presentation of operating earnings for the ongoing operations.

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